 EXHIBIT 99.1

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CCG Investor Relations
Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
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For Immediate Release

China-Biotics, Inc. Appoints New Chief Financial Officer

Shanghai, China – March 6, 2009 – China-Biotics, Inc. (NASDAQ: CHBT) (“China-Biotics”, “the Company”), a leading Chinese firm specializing in the manufacture, research, development, marketing and distribution of probiotics products, today announced Lewis Fan will succeed Raymond Li as Chief Financial Officer, effective March 6, 2009. Mr. Li will continue to serve as Vice President of Finance to the Company.

Reporting to Mr. Jinan Song, Chairman and Chief Executive Officer, Mr. Fan will be responsible for all aspects of China-Biotics’ finance functions, including accounting, financial planning, tax, treasury and audit. Prior to joining China-Biotics, Mr. Fan was Vice President and Senior Equity Analyst for Brean Murray, Carret & Co., where he covered the Chinese healthcare industry. He previously served as an equity analyst at UBS and as an emerging markets strategist at Deutsche Bank.

“I want to thank Raymond for his dedicated contributions as our Chief Financial Officer. He steered this company through its first public financing and has been chiefly responsible for our transition last year to the Nasdaq Global Market. We look forward to his continuing input and experience,” said Mr. Song. “We are also excited to welcome Lewis as our new CFO. His combined technical knowledge in both finance and science will be an ideal fit as we move into the next phase of our life as a public company.”

Prior to his Wall Street career, Mr. Fan served as a research scientist focusing on natural product drug discovery at Schering-Plough. He holds a Master of Business Administration degree in finance from New York University, a Master of Science degree in medicinal chemistry from the University of Michigan and a Bachelor of Arts degree with honors in biology and chemistry from Luther College.

About China-Biotics, Inc.

China-Biotics, Inc. (“China-Biotics,” “the Company”), a leading manufacturer of biotechnology products and supplements, engages in the research, development, marketing and distribution of probiotics dietary supplements. Through its wholly owned subsidiary, Shanghai Shining Biotechnology Co., Ltd., the Company has operations in Shanghai. Its proprietary product portfolio contains live microbial nutritional supplements under the “Shining” brand. Currently, the products are sold OTC through large distributors to pharmacies and supermarkets in Shanghai, Jiangsu, and Zhejiang. China-Biotics plans to launch 300 Shining brand retail outlets in major cities in China. Currently, China-Biotics is strategically expanding its production capacity of probiotics to meet growing demand in the bulk additive market.  For more information, please visit http://www.chn-biotics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company’s ability to market existing and new products, ability to access to capital for expansion, and changes from anticipated levels of sales, future national or regional economic and competitive conditions, market acceptance of its retail store concept, changes in relationships with customers, dependence on its flagship product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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